K A T Y I N D U S T R I E S, I N C.

765 STRAITS TURNPIKE
MIDDLEBURY, CONNECTICUT 06762

TELEPHONE: 203-598-0397
TELECOPIER: 203-598-0712

June 9, 2005

By Hand Delivery

C. Michael Jacobi
358 Tranquility Road
Middlebury, CT 06762-0911

Dear Mike:

As we have agreed, you have retired from Katy Industries, Inc. (the "Company") effective as of May 31, 2005 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your separation arrangements, as follows:

1.  Final Salary and Vacation Pay.  On the Separation Date, you will receive pay, at your present base salary rate, for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your present base salary rate, for any vacation days you have earned, but not used, as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.

2.  Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, the Company will provide you the following severance benefits:

(a) The Company will continue to pay you your base salary, at your final base salary rate of pay, for the period of twelve (12) months following the Separation Date (the “Severance Pay Period”). Payments will begin on the Company's next regular payday following the effective date of this Agreement, but will be retroactive to the Separation Date.

(b)  The Company shall retain you as a consultant for the six (6) month period immediately after the Separation Date and shall pay you a retainer of Ten Thousand Dollars ($10,000.00) per month, in exchange for which you shall be available for up to 40 hours per month at mutually agreeable times and places to consult with the Company as to issues within your knowledge and expertise.

(c)  If permitted by plan terms, during the period from the Separation Date through December 31, 2005 (the “Benefits Continuation Period”), the Company shall allow you to continue to participate in the Company’s group health and dental plans on the same terms and conditions as active employees, provided that you continue to pay the employee portion of the premium cost by payroll deduction. After the Benefits Continuation Period, and provided that you are enrolled in the Company’s group health and dental plans on December 31, 2005, you may elect to continue your coverage and that of your eligible dependents in those plans under the federal law known as “COBRA.”

(d)  If permitted by plan terms, during the Benefits Continuation Period, the Company shall continue your coverage under the life insurance plan in effect for you immediately prior to the termination of your employment at the same contribution or premium rate in effect as of the Separation Date.

(e)  Reference is hereby made to the Amended and Restated Option Grant Letter, dated December 31, 2001, from the Company to you (the “Option Grant Letter”) whereby you were granted certain stock options under the Company’s 2001 Chief Executive Officer’s Plan. Notwithstanding anything to the contrary contained in the Option Grant Letter (including Section 2(c)), you will retain options to purchase Three Hundred Thousand (300,000) shares of common stock of the Company (the “Retained Options”) ,which Retained Options shall remain subject to the terms and conditions of the Option Grant Letter. TheRetained Options shall remain exercisable through the Expiration Date (as such term is defined in the Option Grant Letter”) in accordance with Section 3 of the Option Grant Letter. All other options previously granted to you, whether vested or unvested, are hereby forfeited (the “Forfeited Options”) as of the Separation Date.

(f)  Reference is hereby made to the Stock Appreciation Rights Agreement, dated as of February 18, 2004, between you and the Company (the “SAR Agreement”) whereby you were granted certain stock appreciation rights (SARs) under the Company’s 2002 Stock Appreciation Rights Plan. Notwithstanding anything to the contrary contained in the SAR Agreement, you will retain SARs with respect to One Hundred Twenty Five Thousand (125,000) shares of common stock of the Company (the “Retained SARs”),which Retained SARs shall remain subject to the terms and conditions of the SAR Agreement. The Retained SARs will remain exercisable during the eighteen (18) month period immediately following the Separation Date, at which time any unexercised Retained SARs shall be forfeited. You hereby forfeit any other SARs previously granted to you as of the Separation Date.

3.  Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

4.  Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, and that, except as expressly provided under this Agreement, no further compensation of any kind is owed to you.

5.  Status of Employee Benefits, Paid Time Off, Stock Options and SARs. Except as otherwise expressly provided in this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Except as expressly provided in paragraphs 2(e) and 2(f) above, your rights and obligations with respect to any stock options or SARs granted to you by the Company as of the Separation Date shall be governed by the applicable stock option plan, stock appreciation rights plan and any agreements or other requirements applicable to those options and/or SARs including, but not limited to, the 1997 Long-Term Incentive Plan (the “1997 Plan”), the 2001 Chief Executive Officer’s Plan (the “2001 Plan”) and the 2002 Stock Appreciation Rights Plan (the “2002 Plan”).

6.  Confidentiality and Non-Disparagement. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

7.  Release of Claims.

(a)  In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, including, but not limited to, any causes of action, rights or claims, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, investors, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b)  This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8.  Miscellaneous.

(a)  This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations with respect to confidentiality, non-competition or the like and your obligations with respect to the securities of the Company including, but not limited to, any obligations under the 1997 Plan, the 2001 Plan, the 2002 Plan and any applicable grant agreement(s), all of which shall remain in full force and effect in accordance with their terms, unless otherwise expressly stated in this Agreement.

(b)  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)  The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
KATY INDUSTRIES, INC.

By: /s/ Amir Rosenthal
                   Amir Rosenthal
Vice President
Accepted and agreed:

Signature: /s/ C. Michael Jacobi

Date: ________________________________